EXHIBIT 3.58

ARTICLES OF INCORPORATION

OF

S. G. HAUSER ASSOCIATES, INCORPORATED

FIRST: The name of the corporation is S. G. Hauser Associates, Incorporated.

SECOND: The purposes for which the corporation is formed are:

(a) The specific business in which the corporation is primarily to engage is the design and engineering of all types of consumer medical and appliance line products;

(b) To design and engineer, develop and fabricate and produce all types of products whether consumer, medical, appliance or related goods, wares, merchandise, materials, supplies and all other property of every class and description;

(c) To engage in any business, related or unrelated to those described in clauses (a) and (b) of this article SECOND, from time to time authorized or approved by the Board of Directors of this corporation or carry on any other trade or business which can, in the opinion of the Board of Directors of the company, be advantageously carried on in connection with or auxiliary to those described in clauses (a) and (b) of this article SECOND, and to do all such things as are incidental or conducive to the attainment of the above objects or any of them;

(d) To become a member of any partnership or joint venture and to enter into any lawful arrangements for sharing profits and/or losses in any transaction or transactions, and to promote and organize other corporations;

(e) To guarantee the contracts of customers and others;

(f) To do business anywhere in the world;

(g) To have and exercise all rights and powers from time to time granted to a corporation by law.

The foregoing shall be construed as objects, purposes and powers and the enumeration thereof shall not be held to limit or restrict in any manner the powers now or hereafter conferred on this corporation by the laws of the State of California.

The objects, purposes and powers specified herein shall, except as otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of these articles. The objects, purposes and powers specified in each of the clauses of paragraphs of these Articles of Incorporation shall be regarded as independent objects, purposes or powers.

The corporation may in its by-laws confer powers, not in conflict with law, upon its Directors in addition to the fore-going and in addition to the powers and authorities expressly conferred upon them by statute.

THIRD: The county in the State of California where the principal office for the transaction of the business of the Corporation is located is Los Angeles County.

FOURTH:

(a) The number of Directors of the corporation is three (3).

(b) The names and addresses of the persons who are appointed as the first Directors are:

NAME	ADDRESS

Mr. Stephen G. Hauser	4623 Gloria
Encino, California

Mrs. Barbara Rose Hauser	4623 Gloria
Encino, California

Mr. Ralph Bergo	4623 Gloria
Encino, California

The number of Directors of the corporation set forth in clause (a) of this article FOURTH shall constitute the authorized number of Directors until changed by an amendment of these Articles of Incorporation or by a by-law duly adopted by the vote or written consent of the holders of a majority of the then outstanding shares of stock of the corporation.

FIFTH: The total number of shares which the corporation is authorized to issue is Two Hundred Thousand (200,000) Shares. The aggregate par value of all of said shares is Two Hundred Thousand Dollars ($200,000.00), and the par value of each share is One Dollar ($1.00).

This article FIFTH can be amended only with the vote or written consent of the holders of 51% of the outstanding shares.

IN WITNESS WHEREOF, for the purpose of forming the corporation under laws of the State of California, we, the undersigned, constituting the incorporators of this corporation, and including all of the persons named herein as the first Directors, have executed these Articles of Incorporation this 14th day of October, 1969.

/s/ Stephen G. Hauser
Stephen G. Hauser

/s/ Barbara Rose Hauser
Barbara Rose Hauser

/s/ Ralph Bergo
Ralph Bergo

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF LOS ANGELES	)

On this 14th day of October, 1969, before me, Kim H. Pearman, a Notary Public in and for the City and County of Los Angeles, State of California, residing therein, duly commissioned and sworn, personally appeared STEPHEN G. HAUSER, BARBARA ROSE HAUSER, and RALPH BERGO known to me to be the persons whose names are subscribed to the fore going Articles of Incorporation of S. G. Hauser Associates, Incorporated, and acknowledged to me that they executed the same.

WITNESS my hand and official seal.

/s/ Kim H. Pearman
Notary Public in and for the City and County of Los Angeles, State of California.

Nov. 21, 1970

State of California	CERTIFICATE
FRANCHISE TAX BOARD	OF REVIVOR
1025 P Street
Sacramento, California 95814

WHEREAS S. G. HAUSER ASSOCIATES INCORPORATED #583339, a corporation whose corporate powers, rights and privileges have been suspended or forfeited by operation of law, has submitted all required payments, documents or returns due and owing to the Franchise Tax Board.

NOW, THEREFORE, the FRANCHISE TAX BOARD of the State of California does hereby certify that the corporate powers, rights and privileges of the above-named corporation are hereby reinstated and revived to good standing in this State.

Dated November 19, 1970

Franchise Tax Board

Headquarters Compliance

CERTIFICATE OF AMENDMENT NO. 1

OF

ARTICLES OF INCORPORATION

Stephen G. Hauser and Barbara R. Hauser certify that:

1.	They are the President and Secretary, respectively, of S.G. Hauser Associates, Incorporated, a California corporation.

2.	Article FIRST is amended to read as follows:

“The name of the Corporation shall be Hauser, Inc.”

3.	The foregoing Amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

4.	The foregoing Amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is four thousand two hundred eighty two (4,282). The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

The undersigned declare under penalty of perjury that the matters set forth in the foregoing Certificate are true of their own knowledge. Executed on this 10th day of January, 1996, at Westlake Village, California.

/s/ Stephen G. Hauser	/s/ Barbara R. Hauser
Stephen G. Hauser	Barbara R. Hauser
President	Secretary